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                                                                   Exhibit 3.47

                                   NINETEENTH
                                    AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               VORNADO REALTY L.P.

               --------------------------------------------------

                            Dated as of July 1, 2002

               --------------------------------------------------


         THIS NINETEENTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this "AMENDMENT") is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the "GENERAL PARTNER"), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the "PARTNERSHIP"). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, and the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, and the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, and the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, and the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, and the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, and the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, and the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, and the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, and the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, and the Fourteenth Amendment to


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Second Amended and Restated Agreement of Limited Partnership of Vornado Realty
L.P., dated as of December 8, 2000, and the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, and the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, and the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, and the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002 (as so amended and as the same may be further amended, the "AGREEMENT").

         WHEREAS, on May 17, 2002, the Partnership, the General Partner, Vornado Crystal Gateway L.P. (the "Transaction Sub"), a Delaware limited partnership and wholly-owned subsidiary of the Partnership, First Gateway Associates Limited Partnership, a Virginia limited partnership ("FIRST GATEWAY"), and Robert H. Smith and Robert P. Kogod, each individually and as a general partner of First Gateway, entered into a Contribution Agreement and Plan of Merger (the "CONTRIBUTION AGREEMENT") pursuant to which the parties agreed to the conveyance of certain property by First Gateway to the Partnership pursuant to the Contribution Agreement and the Second Option Agreement, dated March 10, 1982, by and among First Gateway Associates, Robert H. Smith, Robert P. Kogod and Boston Safe Deposit and Trust Company, as trustee for the Bell System Trust, and assigned to Lucent Technologies Inc. Master Pension Trust as of December 1, 2000 and further assigned to the Partnership as of March 6, 2002, such conveyance to be consummated as either an asset transfer or a merger of the Transaction Sub with and into First Gateway as set forth in the Contribution Agreement (the "TRANSACTION");

         WHEREAS, as a condition to the closing of the transactions contemplated by the Contribution Agreement, the General Partner and the Partnership have agreed to amend the Agreement to acknowledge the issuance of the First Gateway Units (as defined below) and to make certain other related changes;

         WHEREAS, in connection with the Transaction, the Partnership has agreed to issue 325,728 additional Class A Units (such units, the "FIRST GATEWAY UNITS") to First Gateway for distribution to the holders of partnership interests in First Gateway;

         WHEREAS, Section 4.2.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership to a person other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion so long as the issuance does not violate
Section 4.2.E of the Agreement;


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         WHEREAS, the General Partner has determined that the issuance of the
First Gateway Units will not violate Section 4.2.E of the Agreement;

         WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

         WHEREAS, the General Partner has determined that the amendments effected hereby do not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote.

         NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

         1. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

         "U. Issuance of First Gateway Units to First Gateway Unitholders.

                  (1) In connection with the conveyance of certain property by First Gateway Associates Limited Partnership ("FIRST GATEWAY") to the Partnership on July 1, 2002 pursuant to the Contribution Agreement, dated as of May 17, 2002, by and among the General Partner, the Partnership, Vornado Crystal Gateway L.P., a wholly-owned subsidiary of the Partnership, First Gateway and Robert H. Smith and Robert P. Kogod, each individually and as a general partner of First Gateway, as modified by that certain Letter Agreement, dated June [26], 2002, from the General Partner, the Partnership, Vornado Crystal Gateway L.P. [and Charles E. Smith Commercial Realty L.P., a wholly-owned subsidiary of the Operating Partnership ("CESCR"),] to First Gateway (the "Contribution Agreement"), the Partnership issued 325,728 Class A Units (such Units, the "FIRST GATEWAY UNITS") to First Gateway for distribution to the holders of partnership interests in First Gateway (the "FIRST GATEWAY UNITHOLDERS") as reflected on amended EXHIBIT A attached hereto, subject to and in accordance with the terms of the Contribution Agreement. Notwithstanding any other provision contained in this Agreement, (i) holders from time to time of First Gateway Units shall not participate in any distribution (whether cash, securities or in any other form) constituting a "spin-off" of the Partnership's investment in, or any of the assets of, Alexander's, Inc. or any of its affiliates if the Partnership


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         Record Date for determining partners entitled to participate therein is on or before July 1, 2002 and (ii) upon the consummation (the "CLOSING TIME") of the transfer by First Gateway of its equity interest, free and clear of all liens or other encumbrances, in a special purpose entity wholly owned by First Gateway, a distribution of First Gateway Units to the holders of partnership interests in First Gateway and the execution of a limited partner acceptance of partnership agreement by each of the holders of the First Gateway Units satisfactory to the General Partner, each of the limited partners of First Gateway listed in the books and records of First Gateway immediately prior to the Closing Time automatically shall be admitted to the Partnership as an Additional Limited Partner, regardless of whether or not such Person has executed this Agreement or a counterpart signature page hereto, and without any further act, approval or vote of any Person. Each such Additional Limited Partner shall, upon such admission, be subject to, and bound by, this Agreement, including, without limitation, all of the terms and conditions of this Agreement and the power of attorney granted in Section 15.11 hereof.

                  (2) Except as expressly set forth in the third sentence of this subsection (2), holders from time to time of the First Gateway Units shall not be entitled to participate in any distributions in respect of those Units for any period prior to their issuance and, notwithstanding any provisions of Section 5.1.B of this Agreement to the contrary, in the event that the First Gateway Units are issued on or effective as of any date other than the first day of a period to which a distribution is attributable, any distributions to be made to holders of the First Gateway Units in respect of the distribution period in which the date of issuance falls shall be prorated based on the actual number of days in the entire period to which the distribution is attributable and the number of days in the period that the First Gateway Units were outstanding. For clarification, under current practices the Partnership's regular quarterly distributions made during any calendar quarter are attributable to the immediately preceding calendar quarter. If, at any time after the date of issuance of the First Gateway Units, the General Partner declares any distribution in respect of Class A Units other than a regular quarterly distribution (any such distribution, a "SPECIAL DISTRIBUTION"), the Special Distribution is attributable to any period prior to the date of issuance of the First Gateway Units and the Partnership Record Date for determining partners entitled to participate in the distribution is on or after the date of issuance of the First Gateway Units, then the holders of First Gateway Units shall be entitled to participate in that Special Distribution pro rata as if their First Gateway Units had been outstanding for the entire period to which that Special Distribution is attributable.


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                  (3) Section 8.6 of this Agreement is hereby irrevocably
         modified with respect to all First Gateway Units such that for any redemption of any such Units that will not qualify as either (A) a "block transfer" within the meaning of Regulations Section 1.7704-1(e)(2) or any successor provision or (B) a transfer that falls within the "lack of actual trading" safe harbor available in Regulations Section 1.7704-1(j) or any successor provision (any such redemption, a "NON-QUALIFYING REDEMPTION"), the waiting period applicable to the Limited Partner between the date the Partnership receives a Notice of Redemption for the Limited Partner and the Specified Redemption Date and/or the Valuation Date shall be up to sixty (60) days, as determined by the General Partner in its sole discretion, and the General Partner shall have all requisite power and authority to amend the provisions of Section 8.6 of this Agreement applicable in respect of the First Gateway Units as it deems necessary or appropriate to (x) increase the waiting period between the delivery of a Notice of Redemption and the Specified Redemption Date and/or the Valuation Date to up to sixty (60) days for any Non-Qualifying Redemption and/or (y) implement any other amendment to this Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Regulations Section 1.7704-1(f). In furtherance of the foregoing, each First Gateway Unitholder appoints the General Partner, any Liquidator and any authorized officers of the General Partner and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing sentence on such First Gateway Unitholder's behalf. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the First Gateway Unitholder as a Limited Partner and shall extend to the heirs, executors, administrators, legal representatives, successors and assigns.

                  (4) By accepting the First Gateway Units, each First Gateway Unitholder covenants and agrees that it does not and will not while it owns, directly or indirectly, equity interests in the Partnership with an aggregate value equal to or exceeding five (5) percent of the total value of the outstanding equity interests in the Partnership own, either directly or under the attribution rules of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code and using the principles of Section 7704(d)(3)(B) of the Code in determining when interests owned, directly or under the attribution rules, by a partner in an entity that is treated as a partnership for federal tax purposes are treated as owned by such entity), any equity interests in Vornado Operating Company, Vornado Operating L.P., or any direct or indirect tenant or subtenant of the Partnership or


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         any of its subsidiaries (Vornado Operating Company, Vornado Operating
         L.P., or any direct or indirect tenant or subtenant of the Partnership or any of its subsidiaries, collectively, the "VORNADO TENANTS"); PROVIDED that the foregoing covenant shall not be treated as breached by a Limited Partner unless at such time the ownership of equity interests by such Limited Partner in one or more Vornado Tenants would cause either (a) the General Partner to fail to qualify as a REIT for purposes of Section 856 of the Code or (b) the Partnership to be treated as a publicly traded partnership treated as a corporation under
         Section 7704(a) of the Code. If at any time the Limited Partner would, but for the provisions of this paragraph (4), own both (i) five (5) percent or more (by value) of the outstanding equity interests in the Partnership and (ii) an equity interest in one or more Vornado Tenants in breach of the covenant set forth in the first sentence of this
         Section 4.2.T.(4) (applied taking into account the proviso in the first sentence of this Section 4.2.T.(4)), then, effective immediately prior to such point in time, the smallest portion of the interests in the Partnership owned (directly or indirectly) by the Limited Partner that is necessary to cause such Limited Partner to be considered to own (directly or indirectly) interests in the Partnership with a value that is not in excess of four and nine tenths (4.9) percent of the value of the Partnership's outstanding equity interests, shall become "EXCESS UNITS". While interests in the Partnership are Excess Units, such interests will be deemed to have been transferred by operation of law to a trust (the "SPECIAL TRUST") for the exclusive benefit of an organization described in Section 501(c)(3) of the Code and designated by the General Partner. The Partnership, as trustee for the Special Trust, shall be entitled to receive all distributions made in respect of Excess Units. Any distributions made in respect of Excess Units prior to the discovery that interests in the Partnership had become Excess Units shall be repaid by the recipients thereof to the Partnership as trustee of the Special Trust. The trustee shall exercise all rights associated with interests in the Partnership that have become Excess Units during the period that such interests are Excess Units. The Partnership shall have the right to transfer the Excess Units held in the Special Trust to any person. The Limited Partner (or its successor) shall be entitled to receive, from the proceeds of such a transfer, an amount not in excess of the lesser of (i) the fair market value of the interests that became Excess Units on the date that they became Excess Units and (ii) the net consideration received by the Partnership for the transfer of the Excess Units after deducting any expenses incurred by the Partnership in connection therewith. Excess Units shall cease to be treated as Excess Units following such a transfer and instead shall have the attributes that existed immediately before becoming Excess Units. In the event that a liquidating distribution is made in respect of Excess Units, the Limited Partner (or its successor) shall be entitled to receive a portion of such distribution not in excess of the fair market value of the interests that became Excess Units on the date that


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         they became Excess Units. The Partnership agrees that, if it becomes aware that partnership interests held by a Limited Partner or any person that owns ten (10) percent or more of the capital stock of the Limited Partner (in the case of a Limited Partner that is a corporation) or twenty five (25) percent or more of the capital or profits interests of a Limited Partner (in the case of a Limited Partner that is treated as a partnership for U.S. federal income tax purposes) have become Excess Units, then it will make commercially reasonable efforts to cause a transfer of such Excess Units as promptly as practicable (PROVIDED, HOWEVER, that it shall not be required to incur any material expense or expend any significant time or manpower in such efforts). The Limited Partner has no liability under this paragraph (4) for damages, monetary or otherwise, as a result of a breach of the covenant under this paragraph (4) other than having its interests become Excess Units under this paragraph (4) and, as a result, being liable to pay over any distribution or other amounts which the Limited Partner receives to which it is not entitled under the Excess Units provisions of this paragraph (4). The General Partner may, in its sole and absolute discretion exercised in good faith, take any commercially reasonable and appropriate actions to enforce the provisions of this paragraph (4).

                  (6) By accepting the First Gateway Units, each First Gateway Unitholder covenants and agrees that it will not transfer any interest in the Partnership (x) through (i) national, non-U.S., regional, local or other securities exchange, (ii) PORTAL or (iii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (y) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Partnership or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Partnership and stands ready to effect transactions at the quoted prices for itself or on behalf of others. The First Gateway Unitholder represents and agrees that it is not, and without the prior consent of the Partnership shall not become, a lender, or person related to a lender within the meaning of Treasury Regulations Section 1.752-2(c), with respect to indebtedness of the Partnership or any of the Partnership's direct or indirect noncorporate subsidiaries.

                  (5) To the extent that the provisions of Articles 7 and 8 of the Tax Protection Agreement being entered into by the Partnership concurrently with the issuance of the First Gateway Units (and the related definitions in the Tax Protection Agreement and the related Schedules to the Tax Protection Agreement), copies of which are attached hereto as EXHIBIT X, address matters addressed in, and/or provide for rights required to be provided for in Article VI and/or EXHIBIT B


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         and EXHIBIT C to the Agreement, the referenced portions of the Tax
         Protection Agreement constitute amendments to Article VI and/or EXHIBIT B and EXHIBIT C to the Agreement, as applicable, insofar as that Article and/or EXHIBIT B and EXHIBIT C apply to the First Gateway Units."

         2. EXHIBIT A of the Agreement is hereby deleted and is replaced in its entirety by new EXHIBIT A attached hereto as ATTACHMENT 1.

         3. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

                          SIGNATURES ON FOLLOWING PAGE



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         IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

                                      VORNADO REALTY TRUST


                                      By:/s/ Joseph Macnow
                                         ---------------------------------------
                                          Name:   Joseph Macnow
                                          Title:  Executive Vice President -
                                                  Finance and Administration and
                                                  Chief Financial Officer

Acknowledged and agreed:


/s/ Robert H. Smith
-------------------------------
ROBERT H. SMITH, as a General
Partner of First Gateway and as
a Representative of each of the
persons receiving First Gateway
Units as described in Section 1
above.




/s/ Robert P. Kogod
--------------------------------
ROBERT P. KOGOD, as a General
Partner of First Gateway and as
a Representative of each of the
persons receiving First Gateway
Units as described in Section 1
above.